EXHIBIT 10.2

SECOND AMENDED AND RESTATED BUSINESS LOAN AGREEMENT

(RECEIVABLES)

This Second Amended and Restated Business Loan Agreement (this “Agreement”) dated as of April 16, 2007 amends and restates in its entirety the Amended and Restated Business Loan Agreement dated as of November 1, 2004 (as heretofore amended, the “Existing Loan Agreement”) between Bank of America, N.A. (the “Bank”) and Santee Dairies, Inc. (the “Borrower”). The parties hereby agree as follows:

1. Defined Terms. As used herein, the following terms have the meanings set forth after each:

“EBITDA” means, for any period, for Borrower its subsidiaries on a consolidated basis, an amount equal to the sum of (a) Net Income, plus (b) Interest Charges deducted in determining such Net Income plus (c) the amount of taxes, based on or measured by income, used or included in the determination of such Net Income, plus (d) the amount of depreciation and amortization expense deducted in determining such Net Income, and excluding, to the extent not excluded in clauses (a) – (d) above, any extraordinary gains that were included in Net Income.

“GAAP” means, as of any date of determination, generally accepted accounting principles and practices in effect as of such date in respect of a business conducting a business the same as or similar to that of Borrower, including, without limitation, those set forth in applicable bulletins, opinions, pronouncements, statements and interpretations issued by the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standard Board, consistently applied.

“Holdings” means Stater Bros. Holdings Inc., a Delaware corporation, its successors and assigns.

“Holdings Senior Notes” means, collectively, (a) Holdings’ $525,000,000 aggregate principal amount of 8.125% fixed rate Senior Notes due 2012, (b) Holdings’ $175,000,000 aggregate principal amount of Floating Rate Notes due 2010, as at any time amended, and (c) Holdings’ $285,000,000 aggregate principal amount of 7.75% fixed rate Senior Notes due 2015.

“Interest Charges” means, for any period, for Borrower and its subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, fees, charges and related expenses payable by Borrower and its subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP and (b) the portion of rent payable by Borrower its subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Net Income” means, for any period, for Borrower and its subsidiaries on a consolidated basis, the net income of Borrower and its subsidiaries from continuing operations after extraordinary items (excluding gains or losses from dispositions of assets) for that period.

“Markets” means Stater Bros. Markets, a California corporation, its successors and assigns.

“Markets Credit Agreement” means the Second Amended and Restated Credit Agreement dated as of April 16, 2007 by and among Markets, Holdings, each lender from time to time party hereto, and Bank of America, N.A., as Administrative Agent and Issuing Lender, as at any time amended.

“Material Adverse Effect” means any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other instrument, document or agreement now or hereafter executed in connection herewith, (b) is or could reasonably be expected to be material and adverse to the condition (financial or otherwise), business, assets, operations or prospects of the Borrower, or (c) materially impairs or could reasonably be expected to materially impair the ability of the Borrower Party to perform its obligations hereunder.

“Ordinary Course Liens” means:

(a) Liens securing this Agreement;

(b) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable person in accordance with generally accepted accounting principles;

(c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable person;

(d) pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security legislation;

(e) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f) Liens on deposits made in the ordinary course of business;

(g) Liens in favor of collecting banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of Borrower or any subsidiary on deposit with or in possession of such banks;

(h) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of any Person;

(i) Liens arising from filing UCC financing statements relating solely to leases permitted by this Agreement; and

(j) attachment, judgment or other similar Liens arising in connection with litigation or other legal proceedings (and not otherwise a Default hereunder) in the ordinary course of business that is currently being contested in good faith by appropriate proceedings, adequate reserves have been set aside and no material property is subject to a material risk of loss or forfeiture and the claims in respect of such Liens are fully covered by insurance (subject to ordinary and customary deductibles).

“Santee Note” means that certain 5 1/4% note dated February 6, 2004 and due March 31, 2009 in an aggregate principal amount of $55,000,000 made by Borrower in favor of Markets, as amended from time to time, but not any amendment which increases the principal amount thereof.

“Tangible Net Worth” means the gross book value of the Borrower’s consolidated assets (excluding goodwill, patents trademarks trade names, organization expense, treasury stock, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, deferred receivables, and other like intangibles and monies due from affiliates, officers, directors, employees or shareholders of the Borrower and its subsidiaries) less total consolidated liabilities of the Borrower, including but not limited to accrued and deferred income taxes, and any reserves against assets.

2. Line of Credit Amount and Terms.

2.1 Line of Credit Amount.

(a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the “Commitment”) is $5,000,000.

(b) This is a revolving line of credit providing for cash advances and letters of credit during the availability period, the Borrower may repay principal amounts and reborrow them.

(c) The Borrower agrees not to permit the outstanding principal balance of advances under the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed to exceed the Commitment. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank’s demand. The Bank may apply payments received from the Borrower under this Paragraph to the obligations of the Borrower to the Bank in the order and the manner as the Bank, in its discretion, may determine.

2.2 Availability Period. The line of credit is available between the date of this Agreement and May 31, 2010, or such earlier date as the availability may terminate as provided in this Agreement (the “Expiration Date”).

2.3 Interest Rate.

(a) Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank’s Prime Rate plus 0.5 percentage points.

(b) The Prime Rate is the rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank’s Prime Rate.

2.4 Repayment Terms.

(a) The Borrower will pay interest on the first day of each month after this Agreement until payment in full of any principal outstanding under this line of credit.

(b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date. Any interest period for an optional interest rate (as described below) shall expire no later than the Expiration Date.

2.5 Optional Interest Rates. Instead of the interest rate based on the Bank’s Prime Rate, the Borrower may elect the IBOR Rate listed below during interest periods agreed to by the Bank and the Borrower. The optional interest rates shall be subject to the terms and conditions described in Section 2.2. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a “Portion.” Each Portion shall bear interest at the IBOR Rate for that Portion (determined in accordance with Section 2.2) plus 1.75 percent per annum.

2.6 Letters of Credit.

(a) This line of credit may be used for financing:

(i) standby letters of credit with a maximum maturity of 365 days but not to extend more than 365 days beyond the Expiration Date. The standby letters of credit may include a provision providing that the maturity date will be automatically extended each year for an additional year unless the Bank gives written notice to the contrary. Any standby letter of credit may be issued to support any obligation of the Borrower in connection with workers’ compensation laws.

(ii) The amount of letters of credit outstanding at any one time (including amounts drawn on letters of credit and not yet reimbursed) may not exceed $5,000,000.

(b) The Borrower agrees:

(i) any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

(ii) if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

(iii) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank’s written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

(iv) to sign the Bank’s form Application and Agreement for Standby Letter of Credit in connection with each letter of credit issued hereunder.

(v) to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

(vi) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

(vii) to pay the Bank a non-refundable fee equal to 1.25% per annum of the outstanding undrawn amount of each standby letter of credit, payable quarterly in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated.

3. Optional Interest Rates.

3.1 Optional Rates. Each optional interest rate is a rate per year. Interest will be paid on the last day of each interest period, and on the first day of each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Prime Rate, unless the Borrower has designated another optional interest rate for the Portion. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.

3.2 IBOR Rate. The election of IBOR Rates shall be subject to the following terms and requirements:

(a) The interest period during which the IBOR Rate will be in effect will be no shorter than 30 days and no longer than 180 days. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

(b) Each IBOR Rate Portion will be for an amount not less than $500,000.

(c) The Borrower may not elect an IBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

(d) The “IBOR Rate” means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

IBOR Rate =	IBOR Base Rate
(1.00 - Reserve Percentage)

Where,

(i) “IBOR Base Rate” means the interest rate at which the Bank’s Grand Cayman Branch, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank market.

(ii) “Reserve Percentage” means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(e) Each prepayment of an IBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below. A “prepayment’ is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which:

(i) the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

(ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the domestic certificate of deposit market, the eurodollar deposit market, or other appropriate money market selected by the Bank for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such Portion (or the scheduled payment date for the amount prepaid, if earlier).

(f) The Bank will have no obligation to accept an election for an IBOR Rate Portion if any of the following described events has occurred and is continuing:

(i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an IBOR Rate Portion are not available in the offshore dollar inter-bank market, or

(ii) the IBOR Rate does not accurately reflect the cost of an IBOR Rate Portion.

4. Fees and Expenses.

4.1 Waiver fee. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank’s option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.

4.2 Expenses. The Borrower agrees to immediately repay the Bank for reasonable expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees and documentation fees.

4.3 Reimbursement Costs.

(a) The Borrower agrees to reimburse the Bank for any reasonable expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys’ fees, including any allocated costs of the Bank’s in-house counsel.

(b) The Borrower agrees to reimburse the Bank for the cost of periodic audits and appraisals of the personal property collateral securing this Agreement, at such intervals as the Bank may reasonably require but no more frequently than quarterly. The audits and appraisals may be performed by employees of the Bank or by independent appraisers.

5. Collateral.

5.1 Personal Property. The Borrower’s obligations to the Bank under the Existing Loan Agreement have been, and the obligations of the Borrower under this Agreement will continue to be, secured by a first priority security interest in all of the Borrower’s present and future accounts, accounts receivable, and the proceeds thereof. This collateral is further defined in the Security Agreement dated as of November 11, 2004, executed by the Borrower, the terms and provisions of which are hereby confirmed.

6. Disbursements, Payments and Costs.

6.1 Requests for Credit. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

6.2 Disbursements and Payments. Each disbursement by the Bank and each payment by the Borrower will be:

(a) made at the Bank’s branch (or other location) selected by the Bank from time to time;

(b) made for the account of the Bank’s branch selected by the Bank from time to time;

(c) made in immediately available funds, or such other type of funds selected by the Bank;

(d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

6.3 Telephone and Telefax Authorization.

(a) The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates and telefax requests for the issuance of letters of credit given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

(b) Advances will be deposited in and repayments will be withdrawn from the Borrower’s account designated in writing by the Borrower.

(c) The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrower to give such instructions. This paragraph will survive this Agreements termination, and will benefit the Bank and its officers, employees, and agents.

6.4 Direct Debit (Pro-Billing).

(a) The Borrower agrees that the Bank will debit the Borrower’s deposit account designated in writing by the Borrower (the “Designated Account”) on the date each payment of principal and interest and any fees from the Borrower becomes due (the “Due Date”). If the Due Date is not a banking day, the Designated Account will be debited on the next banking day.

(b) Approximately 10 days prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the “Billed Amount’). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the “Accrued Amount’). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

(i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

(ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

(d) The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

6.5 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. For amounts bearing interest at an offshore rate (if any), a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California and dealing in offshore dollars. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

6.6 Taxes. If any payments to the Bank under this Agreement are made from outside the United States, the Borrower will not deduct any foreign taxes from any payments it makes to the Bank. If any such taxes are imposed on any payments made by the Borrower (including payments under this paragraph), the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. The Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date.

6.7 Additional Costs. The Borrower will pay the Bank, on demand, for the Bank’s costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

(a) any reserve or deposit requirements; and

(b) any capital requirements relating to the Bank’s assets and commitments for credit.

6.8 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

6.9 Default Rate. Upon the occurrence of any default under this Agreement, principal amounts outstanding under this Agreement will at the option of the Bank bear interest at a rate which is two percent per annum higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.

6.10 Interest Compounding. At the Bank’s sole option in each instance, any interest, fees or costs which are not paid when due under this Agreement shall bear interest from the due date at the Bank’s Prime Rate plus two percent per annum. This may result in compounding of interest.

7. Conditions. The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement:

7.1 Authorizations. Evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

7.2 Governing Documents. A copy of the Borrower’s articles of incorporation and bylaws.

7.3 Evidence of Priority. Evidence that security interests and liens in favor of the Bank are valid, enforceable, and prior to all others’ rights and interests, except those the Bank consents to in writing.

7.4 Other Conditions. Evidence that no material adverse change in the business, operations, performance, properties, prospects, or condition (financial or otherwise) of the Borrower, Stater Bros. Markets has occurred.

7.5 Other Items. Any other items that the Bank reasonably requires.

8. Representations and Warranties. When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation:

8.1 Organization of Borrower. The Borrower is a corporation duly formed and existing under the laws of the State of California.

8.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within the Borrower’s powers, have been duly authorized, and do not conflict with any of its organizational papers.

8.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

8.4 Good Standing. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes, except to the extent that its failure to do so does not have a Material Adverse Effect.

8.5 No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

8.6 Financial Information. All financial and other information that has been or will be supplied to the Bank is:

(a) sufficiently complete to give the Bank accurate knowledge of the Borrower’s financial condition, including all material contingent liabilities.

(b) in compliance with all government regulations that apply.

8.7 Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower’s financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

8.8 Collateral. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others.

8.9 Permits, Franchises. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged, except where the failure to possess the same does not have a Material Adverse Effect.

8.10 Other Obligations. The Borrower is not in default on any material obligation for borrowed money, any material purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

8.11 Tax Matters. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, which adjustment would have a Material Adverse Effect.

8.12 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

8.13 Insurance. The Borrower has obtained, and maintained in effect, the insurance coverage required in the “Covenants” section of this Agreement.

8.14 ERISA Plans.

(a) Each Plan (other than a multiemployer plan) is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan has received a favorable determination letter from the IRS and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification. The Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

(b) There are no claims, lawsuits or actions (including by any governmental authority), and there has been no prohibited transaction or violation of the fiduciary responsibility rules, with respect to any Plan which has resulted or could reasonably be expected to result in a material adverse effect.

(c) With respect to any Plan subject to Title IV of ERISA:

(i) No reportable event has occurred under Section 4043(c) of ERISA for which the PBGC requires 30 day notice.

(ii) No action by the Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

(iii) No termination proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

(d) The following terms have the meanings indicated for purposes of this Agreement

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

(iii) “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (C) of the Code.

(iv) “PBGC” means the Pension Benefit Guaranty Corporation.

(v) “Plan” means a pension, profit-sharing, or stock bonus plan intended to qualify under Section 401(a) of the Code, maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA

8.15 Location of Borrower. The Borrower’s place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower’s signature on this Agreement.

8.16 Environmental Matters. The Borrower (a) is not in material violation of any health, safety, or environmental law or regulation regarding hazardous substances and (b) is not the subject of any claim, proceeding, notice, or other communication regarding hazardous substances which would have a Material Adverse Effect. “Hazardous substances” means any substance, material or waste that is or becomes designated or regulated as “toxic,” “hazardous,” “pollutant,” or “contaminant” or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas.

9. Covenants. The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

9.1 Use of Proceeds. To use the proceeds of the credit only for short-term working capital, or at the option of the Bank, to finance drafts drawn under any letter of credit issued hereunder.

9.2 Financial Information. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as reasonably requested by the Bank from time to time:

(a) Within 120 days of the Borrower’s fiscal year end, the Borrower’s annual financial statements. These financial statements may be Borrower prepared. The statements shall be prepared on a consolidated basis.

(b) Intentionally Omitted.

(c) Within 45 days of the period’s end (including the last period in each fiscal year), the Borrower’s quarterly financial statements. These financial statements may be Borrower prepared. The statements shall be prepared on a consolidated basis.

(d) Within the period provided in subparagraph (a) above and within 45 days of the Borrower’s first, second and third fiscal quarters, a compliance certificate of the Borrower signed by an authorized financial officer of the Borrower setting forth (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants under this Agreement at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement, and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

(e) Within 10 days prior to the Borrower’s fiscal year end, the Borrower’s annual budget and profit plan, including a capital expenditure plan, for the following year.

(f) Copies of the annual financial statements for Stater Bros. Markets, in form satisfactory to the Bank, within 90 days of its fiscal year end. These financial statements must be audited (with an unqualified opinion) by a CPA of nationally recognized standing.

(g) So long as there are advances under this Agreement, a collateral certificate summarizing the Borrower’s accounts receivable as of the last day of each fiscal quarter within 20 days after such fiscal quarter end and, promptly upon Bank’s request prior to each advance under the line of credit, to provide such certificate in form and content acceptable to Bank to verify Borrower’s acceptable receivables, including without limitation, accounts of non-affiliated entities. For the purposes of this paragraph “advances” does not include undrawn amount of outstanding letters of credit.

(h) Promptly upon the Bank’s request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to the Borrower and as to each guarantor of the Borrower’s obligations to the Bank as the Bank may request.

9.3 Tangible Net Worth. To maintain Tangible Net Worth as of the last day of each fiscal quarter of the Borrower which is not less than the following:

(a) $25,500,000; plus

(b) the sum of 50% of net income after income taxes (without subtracting losses) earned in each quarterly accounting period commencing with the fiscal quarter ending December 31, 2004.

9.4 Minimum EBITDA. Not to permit EBITDA for the twelve month period ending on the last day of any fiscal quarter described in the matrix below, to be less than the amount set forth opposite that fiscal quarter.

Fiscal Quarters Ending	Minimum EBITDA
June, 2007 through September, 2007	$4,000,000
December, 2007 through and including September, 2008	$5,000,000
December, 2008 and thereafter	$5,500,000

9.5 Other Debts. Not to have outstanding or incur any direct or contingent liabilities (other than those to the Bank), or become liable for the liabilities of others, without the Bank’s written consent. This does not prohibit:

(a) Acquiring goods, supplies, or merchandise on normal trade credit;

(b) Endorsing negotiable instruments received in the usual course of business;

(c) Obtaining surety bonds in the usual course of business;

(d) Guarantees issued by Borrower of the Markets Credit Agreement, the Holdings Senior Notes and other senior indebtedness of Markets or Holding which in form or substance replaces or refinances the Markets Credit Agreement or the Holding Senior Notes, provided that (i) as of the date of the incurrence of such guarantees, Borrower is not in default of this Agreement, (ii) the principal amount of such refinancing indebtedness is not increased over the amount refinanced, (iii) no payments of principal of such refinancing indebtedness may be due prior to the maturity date of the indebtedness so refinanced, (iv) each other material subsidiary of Holdings shall (to the extent that it is not the direct obligor in respect thereof) similarly guarantee the obligations in respect of such refinancing indebtedness; and (v) the terms of such refinancing indebtedness shall not be onerous to the Holdings and its subsidiaries, in any material respects, than those set forth in the refinanced indebtedness as of the date of this Agreement;

(e) Indebtedness of the Borrower to one or more of its Affiliates pursuant to the Santee Note, provided that the terms thereof are not amended in a manner which renders them more onerous to the Borrower, in any material respects, than those set forth in the Santee Note as of the date of this Agreement;

(f) Indebtedness of Borrower incurred to repay or refinance the Santee Note provided that the principal amount of such refinancing indebtedness is not increased over the amount refinanced;

(g) Capital leases of vehicles and equipment not to exceed $2,000,000; and

(h) Other liabilities, and leases in existence on the date of this Agreement disclosed in writing to the Bank.

9.6 Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a) Ordinary Course Liens;

(b) Liens on real property, improvements, equipment, fixtures and the and proceeds thereof securing the Santee Note;

(c) Other Liens outstanding on the date of this Agreement disclosed in writing to the Bank on Exhibit 9.6.

9.7 Loans to Officers or Affiliates. Not to make any loans, advances or other extensions of credit to any of the Borrower’s executives, officers, directors or shareholders (or any relatives of any of the foregoing), or to any affiliated entities; provided, however, that the Borrower may from time to time make loans to Markets in a principal amount not exceeding $4,000,000 in the aggregate at any one time.

9.8 Loans and Investments. Not to have any existing, or make any new, loans or other extensions of credit to, or investments in, any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:

(a) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

(b) investments in any of the following:

(i) certificates of deposit;

(ii) U.S. treasury bills and other obligations of the federal government;

(iii) readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission).

(c) Investments consisting of loans to Markets permitted by Section 9.7.

9.9 Capital Ownership; Letters of Responsibility. Not to permit Stater Bros. Markets to own less than 51% of the voting stock of Borrower or otherwise fail to have the right to direct the management and policies of Borrower.

9.10 Notices to Bank. To promptly notify the Bank in writing of:

(a) any lawsuit over $500,000 against the Borrower.

(b) any substantial dispute between the Borrower and any government authority.

(c) any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(d) any Material Adverse Effect.

(e) any change in the Borrower’s name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

(f) To the extent that it would materially impact Borrower’s ability to repay the credit facilities hereunder, the receipt of any notice or communication regarding (i) any threatened or pending investigation or enforcement action by any governmental authority or any other claim relating to health, safety, the environment, or any hazardous substances with regard to the Borrower’s property, activities, or operations or (ii) any belief or suspicion of the Borrower that hazardous substances exist on or under the Borrower’s real property.

(g) Any material change in the senior management personnel of Borrower.

9.11 Books and Records. To maintain adequate books and records.

9.12 Audits. To allow the Bank and its agents to inspect the Borrower’s properties (including taking and removing samples for environmental testing) and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrower’s properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank’s requests for information concerning such properties, books and records. The Bank has no duty to inspect the Borrower’s properties or to examine, audit, or copy books and records and the Bank shall not incur any obligation or liability by reason of not making any such inspection or inquiry. In the event that the Bank inspects the Borrower’s properties or examines, audits, or copies books and records, the Bank wilt be acting solely for the purposes of protecting the Bank’s security and preserving the Bank’s rights under this Agreement Neither the Borrower nor any other party is entitled to rely on any inspection or other inquiry by the Bank. The Bank owes no duty of care to protect the Borrower or any other party against, or to inform the Borrower or any other party of, any adverse condition that may be observed as affecting the Borrower’s properties or premises, or the Borrower’s business. In the event that the Bank has a duty or obligation under applicable laws, regulations or legal requirements to disclose any report or findings made as a result of, or in connection with, any site visit, observation or testing by the Bank, the Bank may make such a disclosure to the Borrower or any other party.

9.13 Compliance with Laws. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower’s business.

9.14 Preservation of Rights. To maintain and preserve all rights, privileges, and franchises the Borrower now has.

9.15 Maintenance of Properties. To make any repairs, renewals, or replacements to keep the Borrower’s properties in good working condition.

9.16 Perfection of Liens. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

9.17 Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

9.18 General Business Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower’s properties, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance which is usual for the Borrower’s business.

9.19 Additional Negative Covenants. Not to, without the Bank’s written consent:

(a) engage in any business activities substantially different from the Borrower’s present business.

(b) liquidate or dissolve the Borrower’s business.

(c) enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

(d) sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so, except in the ordinary course of Borrower’s business.

(e) enter into any sale and leaseback agreement covering any of its fixed assets.

(f) acquire or purchase a business (or substantially all of the assets of any business), for an aggregate consideration which is in excess of $5,000,000 in any fiscal year.

9.20 Bank as Principal Depository. To maintain the Bank as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

9.21 ERISA Plans. With respect to a Plan subject to Title IV of ERISA, to give prompt written notice to the Bank of:

(a) The occurrence of any reportable event under Section 4043(c) of ERISA for which the PBGC requires 30 day notice.

(b) Any action by the Borrower or any ERISA Affiliate to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.

(c) The commencement of any proceeding with respect to a Plan under Section 4042 of ERISA

9.22 Compliance with Environmental Requirements. With regard to the Borrower’s property, activities, or operations, to comply with the recommendations of any qualified environmental engineer or orders or directions issued by any governmental authority relating to health, safety, the environment, or any hazardous substances including those orders or directives requiring the investigation, clean-up, or removal of hazardous substances.

9.23 Paydown Period. To reduce the amount of advances outstanding under this Agreement (other than the undrawn amount of any letters of credit then outstanding hereunder) to zero for thirty consecutive days during each of the semi-annual periods of (x) July 1, 2007 through December 31, 2007, (y) January 1, 2008 through June 30, 2008, and (z) each successive six month period thereafter.

10. Hazardous Waste Indemnification. The Borrower will indemnify and hold harmless the Bank from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower’s property or operations or property leased to the Borrower. The indemnity includes but is not limited to attorneys’ fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. “Hazardous substances” means any substance, material or waste that is or becomes designated or regulated as “toxic,” “hazardous,” “pollutant,” or “contaminant” or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas. This indemnity will survive repayment of the Borrower’s obligations to the Bank.

11. Default. If any of the following events occurs, the Bank may do one or more of the following: declare the Borrower in default stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled “Bankruptcy,” below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

11.1 Failure to Pay. The Borrower fails to (a) make a payment of principal in respect of the loans under this Agreement or the reimbursement of any drawings under letters of credit issued hereunder when due, (b) pay interest or any letter of credit fee within three days of the date when due, or (c) make any other payment of money due hereunder within five days of the date when due.

11.2 Lien Priority. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement

11.3 False Information. The Borrower has given the Bank false or misleading information or representations.

11.4 Bankruptcy. The Borrower files a bankruptcy petition, a bankruptcy petition is filed against the Borrower or the Borrower makes a general assignment for the benefit of creditors (and, in the case of any involuntary bankruptcy proceeding or similar proceeding filed without the consent of the Borrower, sixty days elapses without the dismissal of such proceeding).

11.5 Receivers. A receiver or similar official is appointed for the Borrower’s business, or the business is terminated.

11.6 Lawsuits. Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower in an aggregate amount of $1,000,000 or more in excess of any insurance coverage.

11.7 Judgments. Any judgments or arbitration awards are entered against the Borrower, or the Borrower enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of $500,000 or more in excess of any insurance coverage.

11.8 Government Action. Any government authority takes action that the Bank believes materially adversely affects the Borrower’s financial condition or ability to repay.

11.9 Material Adverse Change. A Material Adverse Effect occurs.

11.10 Cross-defaults.

(a) Any default occurs under the Holdings Senior Note, the Markets Credit Agreement, or any other indebtedness of Markets or Holdings in an aggregate principal amount which is in excess of $1,000,000 as to which the Borrower has issued a guarantee, if, as a result of such default, the holder of such indebtedness is entitled to require the payment of all or any portion of such indebtedness prior to the date when otherwise due; or

(b) Any default occurs under the Santee Note or any other indebtedness of Borrower in an aggregate principal amount which is in excess of $1,000,000, if, as a result of such default, the holder of such indebtedness is entitled to require the payment of all or any portion of such indebtedness prior to the date when otherwise due.

11.11 Default Under Related Documents. Any guaranty, subordination agreement, security agreement, deed of trust, or other document required by this Agreement is violated or no longer in effect (except in accordance with its express terms).

11.12 Other Bank Agreements. The Borrower fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower has with the Bank or any affiliate of the Bank.

11.13 ERISA Plans. Any one or more of the following events occurs with respect to a Plan of the Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower:

(a) A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

(b) Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.

11.14 Other Breach Under Agreement. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article. This includes any failure or anticipated failure by the Borrower to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank.

12. Enforcing This Agreement; Miscellaneous.

12.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under GAAP, consistently applied.

12.2 California Law. This Agreement is governed by California law.

12.3 Successors and Assigns. This Agreement is binding on the Borrower’s and the Bank’s successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank’s prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees; provided that such actual or potential participants or assignees shall agree to treat all financial information exchanged as confidential. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

12.4 Arbitration.

(a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement (collectively a “Claim”).

(b) At the request of the Borrower or the Bank, any Claim shall be resolved by arbitration in accordance with the Federal Arbitration Act (Title 9, U. S. Code) (the “Act”). The Act will apply even though this Agreement provides that it is governed by the law of a specified state.

(c) Arbitration proceedings will be determined in accordance with the Act, the rules and procedures for the arbitration of financial services disputes of J.A.M.S./Endispute or any successor thereof (“J.A.M.S.”), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control.

(d) The arbitration shall be administered by J.A.M.S. and conducted in any U. S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in. All Claims shall be determined by one arbitrator, however, if Claims exceed $5,000,000, upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety days of the demand for arbitration and close within ninety days of commencement and the award of the arbitrator(s) shall be issued within thirty days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

(e) The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on J.A.M.S. under applicable J.A.M.S. rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

(f) This paragraph does not limit the right of the Borrower or the Bank to: (i) exercise self-help remedies, such as but not limited to, setoff, (ii) initiate judicial or nonjudicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g) The filing of a court action is not intended to constitute a waiver of the right of the Borrower or the Bank, including the suing party, thereafter to require submittal of the Claim to arbitration.

12.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

12.6 Administration Costs. The Borrower shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement.

12.7 Attorneys’ Fees. The Borrower shall reimburse the Bank for any reasonable costs and attorneys’ fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, “attorneys’ fees” includes the allocated costs of the Bank’s in-house counsel.

12.8 One Agreement. This Agreement and any related security or other agreements required by this Agreement collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

12.9 Indemnification. The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, (c) any claim, whether well-founded or otherwise, that there has been a failure to comply with any law regulating the Borrower’s sales or leases to or performance of services for debtors obligated upon the Borrower’s accounts receivable and disclosures in connection therewith, and (d) any litigation or proceeding related to or arising out of this Agreement, any such document, any such credit, or any such claim. This indemnity includes but is not limited to attorneys’ fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower’s obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

12.10 Notices. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices sent by first class mail shall be deemed delivered on the earlier of actual receipt or on the fourth business day after deposit in the U.S. mail.

12.11 Waiver of Debt Service Coverage Ratio. The Debt Service Coverage Ratio covenant set forth in Section 9.4 of the Existing Loan Agreement is hereby eliminated. For the avoidance of doubt, the Bank hereby waives any failure of the Borrower to comply with the terms of such Debt Service Coverage Ratio for the fiscal quarters of the Borrower ended September, 2006 and December, 2006.

12.12 USA PATRIOT ACT. Bank hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow that Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.

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12.13 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

This Agreement is executed as of the date stated at the top of the first page.

BANK OF AMERICA, N.A.		SANTEE DAIRIES, INC.

By:	/s/ Matthew Koenig	By:	/s/ Bruce D. Varner
Title:	Matthew Koenig SVP	Title:	Bruce D. Varner Secretary

Address where notices to the Bank are to be sent: Bank of America, N.A. 333 South Hope Street, 13th Floor, Los Angeles, CA 90071		Address for Notices: 17851 East Railroad Avenue City of Industry, CA 91748

By executing this agreement in the space provided below, the undersigned hereby reaffirms its guaranty of the obligations under the Existing Loan Agreement, and confirms that such guaranty applies to the obligations under this Agreement (as amended and restated above).

STATER BROS. MARKETS, a California corporation

By:	/s/ Phillip J. Smith
Phillip J. Smith
Title:	Executive Vice President and Chief Financial Officer